EXHIBIT 10.12

ANIXTER INC. EXCESS BENEFIT PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2014

Anixter Inc. (the “Company”) established the Anixter Bros., Inc. Excess Benefit Plan effective as of August 1, 1985, which was in 2009 restated and renamed to Anixter Inc. Excess Benefit Plan (the “Excess Plan”). The purpose of the Excess Plan is to provide the benefits which designated participants in the Anixter Inc. Pension Plan (the “Pension Plan”) would have received under the Pension Plan except for the maximum benefit limitations prescribed by the Pension Plan and the Internal Revenue Code of 1986, as amended (the “Code”).

Prior to 2011, only certain designated employees who are entitled to receive a pension benefit under the benefit formula set forth in Section 7.01(a) of the Pension Plan could participate in the Excess Plan. Effective January 1, 2011, certain designated employees who are entitled to receive a pension benefit under the benefit formula set forth in Section 7.01(c) of the Pension Plan may also participate in the Excess Plan.

1.	Definitions:

(a)	“Actuarial Equivalent” shall have the meaning ascribed in Section 1.01 of the Pension Plan.

(b)	“Beneficiary”

(i)
shall have the meaning ascribed in Section 1.03 of the Pension Plan, with respect to (A) the FAP Benefit of a Participant who (I) terminated employment with the Company on or before December 31, 2004, (II) was fully vested in the Excess Plan and (III) received no further accruals after that date, or (B) a Participant’s HPRA Benefit; and

(ii)
shall mean only (A) a surviving spouse, or (B) a same-sex domestic partner who (I) has entered into a valid domestic partnership with the Participant pursuant to state or local law or (II) is identified by the Participant as his domestic partner on an affidavit provided to the Company in accordance with procedures and requirements established by the Committee, with respect to the FAP Benefit of a Participant not described in Section 1(b)(i) above.

(c)
“Benefit Limitations” shall mean the limitations prescribed by Sections 415 and 401(a)(17) of the Code and relevant provisions of the Pension Plan in the calculation of retirement benefits under the Pension Plan.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)	“Committee” shall mean the Anixter Inc. Employee Benefits Administrative Committee.

(f)
“Disability” shall mean, consistent with the requirements of Section 409A of the Code, that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; or (iii) determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

(g)	“Excess Benefit” shall mean the benefit a Participant is entitled to receive under the Excess Plan, which consists of (i) an FAP Benefit and/or (ii) an HPRA Benefit.

(h)	“FAP Benefit” shall mean the portion of a Participant’s Excess Benefit determined pursuant to Section 3(a) of the Excess Plan.

(i)	“HPRA Benefit” shall mean the portion of a Participant’s Excess Benefit determined pursuant to Section 3(b) of the Excess Plan.

(j)	“Hypothetical Personal Retirement Account” shall have the meaning ascribed in Section 7.01(c)(3) of the Pension Plan.

(k)	“Hypothetical Personal Retirement Account Contribution” shall have the meaning ascribed in Section 7.01(c)(3) of the Pension Plan.

(l)
“Hypothetical Personal Excess Benefit Account” shall mean a hypothetical bookkeeping account maintained by the Company on behalf of each Participant eligible for an HPRA Benefit reflecting credits and adjustments in accordance with Section 3(b) of the Excess Plan.

(m)
“Initial Participation Year” shall mean, with respect to a Participant eligible for an HPRA Benefit, the Plan Year in which such Participant is designated by the Board as a Participant in the Excess Plan.

(n)
“Joint and Survivor Annuity” shall mean a monthly annuity that is paid to the retired Participant with a monthly survivor annuity paid during the life of the Beneficiary after the Participant’s death in the amount of fifty percent (50%) of the monthly benefit payable to the Participant. The Joint and Survivor Annuity shall be the Actuarial Equivalent of the Life Annuity.

(o)
“Life Annuity” shall mean a monthly annuity that is paid to the retired Participant for as long as he lives and which does not provide for any payments to a Beneficiary following the Participant’s death.

(p)	“Normal Retirement Date” shall mean the first day of the month coincident with or next following a Participant’s sixty-fifth (65th) birthday.

(q)	“Participant” shall mean an employee of the Company who participates in the Excess Plan.

(r)	“Plan Year” shall mean calendar year.

(s)	“Retirement” shall mean a Participant’s Separation from Service which occurs on or after his attainment of age fifty-five (55).

(t)	“Separation from Service” shall have the meaning as defined under Treasury Regulation § 1.409A-1(h)(1)(i).

(u)	“Vested” shall mean that a Participant has attained the requisite age and service to be eligible for 100% of his benefit under the Pension Plan.

2.	Eligibility and Participation: An employee of the Company shall be a participant in and entitled to benefits under the Excess Plan if:

(a)	he is a participant in the Pension Plan; and

(b)	he is designated as a Participant in the Excess Plan by the Board.

3.	Amount of Benefit:

(a)
FAP Formula. A Participant who is entitled to a benefit determined pursuant to Section 7.01(a)(1)(A) of the Pension Plan shall be entitled to an FAP Benefit, which is the amount by which (i) exceeds (ii) (but not below zero):

(i)	The amount of the benefit which the Participant or his Beneficiary would have been entitled to receive under Section 7.01(a)(1)(A) of the Pension Plan, calculated:

(A)	without regard to the Benefit Limitations;

(B)	without regard to any additional benefit described in applicable Supplement 3 and any subsequent Supplement to the Pension Plan, if any; and

(C)
in the case of a Participant who incurs a termination of employment, to include any executive bonus payments made prior to January 1, 2014 that are otherwise excluded from the Pension Plan’s calculation of “Monthly Salary” pursuant to Pension Plan Section 1.36(c)(4) because they are not included in, or paid concurrently with, the Participant’s final regular paycheck.

(ii)
The amount of the benefit which the Participant or his Beneficiary is entitled to receive under Section 7.01(a)(1)(A) of the Pension Plan, including the additional benefit payable under the FAP Formula described in Supplement 3 and any subsequent Supplements to the Pension Plan.

(b)	HPRA Formula.

(i)
A Participant who is entitled to a benefit determined pursuant to Section 7.01(a)(1)(B) or Section 7.01(c) of the Pension Plan shall be entitled to an HPRA Benefit, which is the amount by which (i) exceeds (ii) (but not below zero):

(A)	The balance of his Hypothetical Personal Excess Benefit Account (as determined below).

(B)	The additional amounts credited to the Hypothetical Personal Retirement Account, if any, pursuant to Supplement 3 and any subsequent Supplements to the Pension Plan.

(ii)
For any Plan Year beginning with the Participant’s Initial Participation Year, there shall be credited to the Participant’s Hypothetical Personal Excess Benefit Account an amount equal to his Pay Credit for that Plan Year. The Pay Credit shall be applied as of the last day of the Plan Year or as of such other times in the Plan Year as the Hypothetical Personal Retirement Account Contribution is applied under the Pension Plan in such Plan Year. In no event will a Participant receive a Pay Credit for any Plan Year prior to the Plan Year commencing on January 1, 2011, in the case of a Participant whose Pension Plan benefit is calculated pursuant to Section 7.01(c) of the Pension Plan, or January 1, 2014 in the case of a Participant whose Pension Plan benefit is calculated pursuant to Section 7.01(a)(1)(B) of the Pension Plan.

For purposes of this section, “Pay Credit” shall mean an amount equal to the excess, if any, of (A) below over (B) below:

(A)
the Hypothetical Personal Retirement Account Contribution to which the Participant would have been entitled under the Pension Plan for such Plan Year if such Hypothetical Personal Retirement Account Contribution were assumed to be calculated:

(I)
using the definition of “Salary” under Section 1.36(a) of the Pension Plan instead of the definition of “Salary” under Section 1.36(b) of the Pension Plan, but including, in the case of a Participant who incurs a termination of employment, the items of remuneration described in Section 1.36(c)(1) through (3) of the Pension Plan and any executive bonus payments not included in, or paid concurrently with, the Participant’s final regular paycheck; and

(II)	without regard to the Benefit Limitations.

(B)	The Hypothetical Personal Retirement Account Contribution to which such Participant is entitled under the Pension Plan for such Plan Year.

(iii)
In January of each Plan Year commencing on or after January 1, 2011, there shall be credited to the Hypothetical Personal Excess Benefit Account of each Participant an interest credit equal to an amount calculated by multiplying (A) by (B) below:

(A)	The balance of the Participant’s Hypothetical Personal Excess Benefit Account, if any, as of January 1 of the calendar year preceding the year in which the interest credit is applied.

(B)	The annual rate on 10-year Treasury securities as of the last business day of the second calendar year preceding the year in which the interest credit is applied.

4.
Payments of the FAP Benefit: Any Participant who terminated employment with the Company on or before December 31, 2004, was fully Vested in the FAP Benefit and received no further accruals after that date shall have his FAP Benefit payable at the same time and in the same manner and form as the FAP benefit under the Pension Plan. Payment of the FAP Benefit to all other Participants shall be made as follows:

(a)
Normal Benefit Commencement Date. Unless a Participant has made a timely election under subsection (b) below, payment of the FAP Benefit will commence on the first day of the month coincident with or next following (i) the date the Participant incurs a Separation from Service due to Retirement or Disability, or (ii) in the case of a Participant who incurs a Separation from Service for any reason other than death or Disability prior to obtaining age fifty-five (55), the date that such Participant attains age sixty-five (65).

(b)
Optional Benefit Commencement Date. A Participant may elect to delay the normal benefit commencement date specified in subsection (a)(i) above in accordance with this subsection (b). If eligible to make an election under this subsection (b), a Participant may elect to delay commencement of the FAP Benefit to any permissible date up to his Normal Retirement Date, and such Participant’s monthly benefit amount as of such commencement date shall be adjusted so as to be the Actuarial Equivalent of a Life Annuity (or Joint and Survivor Annuity, as applicable) commencing on his Normal Retirement Date. To be effective, any such election of an optional benefit commencement date must meet all of the following requirements: (i) the election must be made not less than twelve (12) months prior to the date the FAP Benefit payments would have otherwise commenced; (ii) unless a payment relates to Disability or death, the election must be made before the Participant attains age sixty (60), and commencement of the FAP Benefit payments must be deferred for a period of no less than five (5) years from the date the FAP Benefit payments would otherwise have commenced; and (iii) the election shall not take effect until at least twelve (12) months after the date on which such election is made.

(c)
Form of Payment. The normal form of payment of the FAP Benefit for a Participant without a Beneficiary shall be a Life Annuity. The normal form of payment of the FAP Benefit for a Participant with a Beneficiary shall be a Joint and Survivor Annuity for the combined lives of the Participant and his Beneficiary.

(d)	Death Benefit Prior to Benefit Commencement Date.

(i)
If a Participant with a Beneficiary incurs a Separation from Service due to his death, his Beneficiary will receive the same FAP Benefit that would have been payable if the Participant had incurred a Separation from Service from the Company on the day prior to his death and died the following day. Payment of this FAP Benefit will begin on the first day of the month next following the Participant’s death.

(ii)
If a Participant with a Beneficiary dies following his Separation from Service but before he begins receiving payment of his FAP Benefit, his Beneficiary will receive the survivor portion of the Joint and Survivor Annuity beginning on the first day of the month next following the Participant’s death.

(iii)	No FAP Benefit will be payable pursuant to this Section 4(d) following the death of a Participant who does not have a Beneficary.

(e)
Delay in Commencement for Specified Employees. Notwithstanding anything in this Section 4 to the contrary, if a Participant was one of the 50 highest paid employees of the Company on the basis of compensation recorded in Box 5 of the individual’s Form W-2 for the Plan Year ending prior to the date he incurs a Separation from Service for any reason other than death or Disability, and payment of his FAP Benefit would be made or commence within six (6) months of such date, payment of his FAP Benefit shall be delayed until the first day of the month that is six (6) months after such date. In such event, the FAP Benefit shall be determined as if payments had commenced as originally provided herein, and the first payment to the Participant shall include an amount equal to the sum of periodic payments which would have been paid to such Participant but for the delay required by Section 409A(a)(2)(B)(9) of the Code. Notwithstanding the foregoing, if a Participant dies during the six (6)-month delay period described in this Section 4(f), his FAP Benefit shall be payable immediately to his Beneficiary (if applicable) as described in Section 4(d).

5.
Payment of the HPRA Benefit: Payment of the HPRA Benefit shall be made in a single sum on the first day of the month coincident with or next following six (6) months after the Participant’s Separation from Service for any reason other than death or Disability. Notwithstanding the foregoing, if the Participant dies prior to payment being made to him (whether before or after Separation from Service), his HPRA Benefit shall be paid in a single sum within 30 days of his death to his Beneficiary, or, if no Beneficiary survives him, to the Participant’s estate. Notwithstanding the foregoing, a Participant will not receive any HPRA Benefit under this Excess Plan unless, as of the date of his Separation from Service, he is Vested in the benefit provided pursuant to Section 7.01(c) of the Pension Plan.

6.
Cash Out of Small Amounts: Notwithstanding the foregoing, if the present value of a Participant’s benefit under the Excess Plan (including the FAP Benefit and the HPRA Benefit) as of his benefit commencement date is calculated to be less than the applicable dollar amount for elective deferrals under Code Section 402(g)(l)(B) then in effect (as adjusted for cost-of-living increases under Code Section 402(g)(4)), the Company shall distribute the Participant’s entire benefit in a lump sum to the Participant (or the Participant’s Beneficiary, as applicable, in the event of the Participant’s death prior to the benefit commencement date) within 30 days of the benefit commencement date or the Participant’s death, as applicable.

7.
Funding: The benefits under the Excess Plan shall be paid from the general assets of the Company. The Company shall not be required to segregate any assets to be used for payment of benefits under the Excess Plan.

8.	General Provisions:

(a)
Employment Rights. The Excess Plan does not constitute a contract of employment and participation in the Excess Plan will not give any employee the right to be retained in the employment of the Company, or any right or claim to a benefit under the Excess Plan unless specifically provided by the Excess Plan.

(b)
Interests Not Transferable. The interests of persons entitled to benefits under the Excess Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provision of the Code, or any state’s income tax act or pursuant to compliance with a qualified domestic relations order pursuant to the Employee Retirement Income Security Act of 1974, as amended, may not be voluntarily or involuntarily transferred, assigned, alienated or encumbered.

(c)
Controlling Law. The internal laws of Illinois excepting any conflicts of law provisions shall be controlling in all matters relating to the Excess Plan except to the extent superseded by the laws of the United States.

(d)	Gender and Number. Where the context admits, words in the masculine gender shall include the feminine gender, the singular shall include the plural and the plural shall include the singular.

(e)	Action by Company. Any action required or permitted by the Company under the Excess Plan shall be by resolution of its Board or any persons authorized by resolution of its Board.

(f)
Interpretation. This Excess Plan shall be administered and interpreted by the Board in its discretion or as delegated to the Committee, and all Participants shall be bound by the decision of’ the Board or the Committee, which shall be final and conclusive.

9.	Committee Administration:

(a)
In General. The Excess Plan shall be administered by the Committee or any successor thereto, which shall have the sole authority to construe and interpret the terms and provisions of the Excess Plan and determine the amount, manner and time of payment of any benefits hereunder. The Committee shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Committee may adopt such rules as it deems necessary, desirable or appropriate in administering the Excess Plan and the Committee may act at a meeting, in writing without a meeting, or by having actions otherwise taken by a member of the Committee pursuant to a delegation of duties from the Committee. The Committee may, in its discretion, delegate its duties to an officer or other employee of the Company, or to a committee composed of officers or employees of the Company. The determination of the Committee as to any disputed questions arising under this Excess Plan, whether of law or of fact, or mixed questions of law and fact, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons. No member of the Committee may act, vote, or otherwise influence a decision of the Committee specifically relating to his benefits, if’ any, under the Excess Plan.

(b)
Claims Procedure. If the Committee denies a benefit, in whole or in part, it shall advise the Participant or Beneficiary, as applicable, of (i) the specific basis or bases for the denial (ii) references to the specific Excess Plan provisions upon which the denial is based (iii) a description of any additional material or information that the Participant or beneficiary needs to process the claim, and an explanation of why that material or information is necessary; and (iv) a statement of the Excess Plan’s appeal procedures as hereinafter set forth. Any person dissatisfied with the Committee’s determination of a claim for benefits hereunder must file a written request for reconsideration with the Committee within sixty (60) days of the denial by the Committee. Such person has the right to request, free of charge, and obtain copies of all documents, records, and other information that was relied upon by the Committee in denying such person’s benefits or was submitted, considered, or generated in the course of making the benefit denial, regardless of whether it was used in denying the claim. This request must include a written explanation setting forth the specific reasons for such reconsideration. The Committee shall review its determination within sixty (60) days, plus an extension for an additional sixty (60) days in special circumstances, and render a written decision with respect to the claim, setting forth the specific reasons for such denial written in a manner calculated to be understood by the claimant. Such decision upon matters within the scope of the authority of the Committee shall be conclusive, binding, and final upon all claimants under this Excess Plan. No claimant may bring any action challenging a decision of the Committee at any time more than one year after the final written decision of the Committee is rendered.

(c)
Indemnity of Committee. To the maximum extent permitted by applicable law, the Company shall indemnify, hold harmless and defend the Committee, each member of the Committee, any employee of the Company, or any individual acting as an employee or agent of any of it (to the extent not indemnified or saved harmless under any liability insurance or any other indemnification arrangement) from any and all claims, losses, damages, liabilities, costs and expenses (including attorneys' fees) arising out of any actual or alleged act or failure to act made in good faith in connection with the Excess Plan (or any related trust agreement), including expenses reasonably incurred in the defense of any claim relating thereto.

10.
Amendment or Termination: The Company may amend or terminate the Excess Plan at any time, except that, without the consent of any Participant in the Excess Plan, no such amendment or termination shall reduce his right to receive any benefit accrued hereunder prior to the date of such amendment or termination.

IN WITNESS WHEREOF, the Company has caused this restatement of the Anixter Inc. Excess Benefit Plan to be executed by its duly authorized officer as of this 17th day of December 2014 to be effective as of January 1, 2014.

Anixter Inc.

By:	/s/ Rodney Smith
Rodney Smith

Title:	V.P. Human Resources

CH2\13921568.5